EXHIBIT 99.1

Contact:	Scott J. Bowman
Senior Vice President &
Chief Financial Officer
(205) 942-4292

HIBBETT REPORTS FOURTH QUARTER AND FISCAL 2015 RESULTS
•	Comparable Store Sales Increase 5.4% in Fourth Quarter
•	Fourth Quarter EPS Increases 23%
•	Issues Fiscal 2016 Outlook

BIRMINGHAM, Ala. (March 13, 2015) – Hibbett Sports, Inc. (NASDAQ/GS: HIBB), a sporting goods retailer, today announced results for the fourth quarter and fiscal year ended January 31, 2015.

Fourth Quarter Results
Net sales for the 13-week period ended January 31, 2015, increased 9.9% to $239.3 million compared with $217.8 million for the 13-week period ended February 1, 2014.  Comparable store sales increased 5.4%.

Gross profit was 35.5% of net sales for the 13-week period ended January 31, 2015, compared with 35.8% for the 13-week period ended February 1, 2014.

Store operating, selling and administrative expenses were 20.4% of net sales for the 13-week period ended January 31, 2015, compared with 21.7% of net sales for the 13-week period ended February 1, 2014.

Net income for the 13-week period ended January 31, 2015, increased 18.1% to $19.9 million compared with $16.9 million for the 13-week period ended February 1, 2014.  Earnings per diluted share increased 23.4% to $0.79 for the 13-week period ended January 31, 2015, compared with $0.64 for the 13-week period ended February 1, 2014.

Jeff Rosenthal, President and Chief Executive Officer, stated, "We are very pleased with our performance in the fourth quarter.  We experienced strong comps during the holiday period on top of solid comps last year, and our product assortment resonated well with customers.  In January, comps were especially strong due to better weather and earlier tax refunds.  As we started Fiscal 2016, we experienced softer sales in February due to weather-related store closures across many of our markets.  We believe this trend will normalize over the next few weeks, and feel confident in our assortment and inventory position.

"We are excited to announce that we achieved our store growth goal for the year, opening 80 new stores along with 9 expansions.  We also continue to make progress on our major initiatives, and feel confident that these efforts will result in continued strong performance."

Fiscal 2015 Results
Net sales for the 52-week period ended January 31, 2015, increased 7.2% to $913.5 million compared with $852.0 million for the 52-week period ended February 1, 2014.  Comparable store sales increased 2.9%.

Gross profit was 35.8% of net sales for the 52-week period ended January 31, 2015, compared with 36.3% for the 52-week period ended February 1, 2014.

Store operating, selling and administrative expenses were 21.1% of net sales for the 52-week period ended January 31, 2015, compared with 21.3% of net sales for the 52-week period ended February 1, 2014.

Net income for the 52-week period ended January 31, 2015, increased 3.8% to $73.6 million compared with $70.9 million for the 52-week period ended February 1, 2014.  Earnings per diluted share increased 6.3% to $2.87 for the 52-week period ended January 31, 2015, compared with $2.70 for the 52-week period ended February 1, 2014.

For the year, Hibbett opened 80 new stores, expanded 9 high performing stores and closed 19 underperforming stores, bringing the store base to 988 in 31 states as of January 31, 2015.

Liquidity and Stock Repurchases
Hibbett ended the fourth quarter of Fiscal 2015 with $88.4 million of available cash and cash equivalents on the consolidated balance sheet, no bank debt outstanding and full availability under its $80.0 million unsecured credit facilities.

During the fourth quarter, the Company repurchased 133,711 shares of common stock for a total expenditure of $6.4 million.  Approximately $173.3 million of the total authorization for future stock repurchases remained as of January 31, 2015.

Fiscal 2016 Outlook
The Company provided the following guidance for Fiscal 2016:
•	Earnings per diluted share in the range of $2.95 to $3.09.
•	Increase in comparable store sales in the low-to-mid single digit range.
•	Approximately 80 to 85 new stores, 10 to 15 expansions and 15 to 20 closures.
•	Slightly positive product gross margin rate compared to Fiscal 2015.
•
An estimated reduction of $0.05 per diluted share due to the implementation of a point-of-sale upgrade across all stores. This upgrade will provide foundational elements needed to execute future phases of our growth strategy.

•	An estimated reduction of $0.04 per diluted share due to increased health care and IT costs.
•	An estimated reduction of $0.03 per diluted share due to an increase in depreciation resulting from the new wholesale and logistics facility, IT investments and an increase in new store openings.

Investor Conference Call and Simulcast
Hibbett Sports, Inc. will conduct a conference call at 10:00 a.m. ET on Friday, March 13, 2015, to discuss fourth quarter and Fiscal 2015 results.  The number to call for the live interactive teleconference is (212) 231-2902.  A replay of the conference call will be available until March 20, 2015, by dialing (402) 977-9140 and entering the passcode, 21762965.

The Company will also provide an online Web simulcast and rebroadcast of its fourth quarter and Fiscal 2015 conference call. The live broadcast of Hibbett's quarterly conference call will be available online at www.hibbett.com under Investor Relations on March 13, 2015, beginning at 10:00 a.m. ET. The online replay will follow shortly after the call and be available for replay for one year.

Hibbett Sports, Inc. operates sporting goods stores in small to mid-sized markets, predominately in the South, Southwest, Mid-Atlantic and Midwest regions of the United States. The Company's primary store format is Hibbett Sports, a 5,000-square-foot store located in strip centers and enclosed malls.

A WARNING ABOUT FORWARD LOOKING STATEMENTS:  Certain matters discussed in this press release are "forward looking statements" as that term is used in the Private Securities Litigation Reform Act of 1995.  Forward looking statements address future events, developments or results and typically use words such as believe, anticipate, expect, intend, plan, forecast, guidance, outlook, or estimate.  For example, our forward looking statements include statements regarding store opening plans, sales trends, product selection, earnings per diluted share, comparable store sales, product gross margin rates, store operating, selling and administrative expenses, trends in depreciation expense and impact of a point-of-sale upgrade.  Such statements are subject to risks and uncertainties that could cause actual results to differ materially, including economic conditions, industry trends, merchandise trends, vendor relationships, customer demand, and competition.  For a discussion of these factors, as well as others which could affect our business, you should carefully review our Annual Report and other reports filed from time to time with the Securities and Exchange Commission, including the "Risk Factors," "Business" and "MD&A" sections in our Annual Report on Form 10-K filed on March 31, 2014 and in our Quarterly Reports on Form 10-Q filed on June 9, 2014, September 8, 2014 and December 8, 2014. In light of these risks and uncertainties, the future events, developments or results described by our forward looking statements in this document could be materially and adversely different from those we discuss or imply.  We are not obligated to release publicly any revisions to any forward looking statements contained in this press release to reflect events or circumstances occurring after the date of this report and you should not expect us to do so.

HIBBETT SPORTS, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations
(Dollars in thousands, except per share amounts)

	Thirteen Weeks Ended		Fifty-Two Weeks Ended
	January 31, 2015	February 1, 2014	January 31, 2015	February 1, 2014
Net sales	$239,338	$217,767	$913,486	$851,965
Cost of goods sold, wholesale and logistics facility and store occupancy costs	154,308	139,794	586,702	542,700
Gross profit	85,030	77,973	326,784	309,265
Store operating, selling and administrative expenses	48,870	47,277	192,648	181,527
Depreciation and amortization	4,213	3,654	15,990	13,847
Operating income	31,947	27,042	118,146	113,891
Interest expense, net	76	46	293	188
Income before provision for income taxes	31,871	26,996	117,853	113,703
Provision for income taxes	11,946	10,126	44,269	42,826
Net income	$19,925	$16,870	$73,584	$70,877

Net income per common share:
Basic earnings per share	$0.80	$0.65	$2.90	$2.74
Diluted earnings per share	$0.79	$0.64	$2.87	$2.70

Weighted average shares outstanding:
Basic	24,965	25,812	25,369	25,870
Diluted	25,205	26,210	25,620	26,266

HIBBETT SPORTS, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Balance Sheets
(In thousands)

	January 31, 2015	February 1, 2014
Assets
Cash and cash equivalents	$88,397	$66,227
Inventories, net	240,408	226,545
Other current assets	26,693	30,877
Total current assets	355,498	323,649
Property and equipment, net	92,981	86,014
Other assets	3,918	6,682
Total assets	$452,397	$416,345

Liabilities and Stockholders' Investment
Accounts payable	$84,439	$74,532
Short-term capital leases	436	322
Accrued expenses	17,250	16,560
Total current liabilities	102,125	91,414
Non-current liabilities	25,491	20,908
Stockholders' investment	324,781	304,023
Total liabilities and stockholders' investment	$452,397	$416,345

HIBBETT SPORTS, INC. AND SUBSIDIARIES
Supplemental Information
(Unaudited)

	Thirteen Weeks Ended		Fifty-Two Weeks Ended
	January 31, 2015	February 1, 2014	January 31, 2015	February 1, 2014
Sales Information
Net sales increase	9.9%	0.2%	7.2%	4.1%
Comparable store sales increase	5.4%	1.7%	2.9%	1.8%

Store Count Information
Beginning of period	969	904	927	873
New stores opened	22	30	80	72
Stores closed	(3)	(7)	(19)	(18)
End of period	988	927	988	927

Stores expanded	2	2	9	14
Estimated square footage at end of period (in thousands)	5,649	5,331

Balance Sheet Information
Average inventory per store	$243,328	$244,385

Share Repurchase Program
Shares	133,711	21,500	1,206,006	365,697
Cost (in thousands)	$6,394	$1,324	$60,971	$20,095

END OF EXHIBIT 99.1